ACCOUNTANTS + ADVISORS

ROSENBERG RICH BAKER BERMAN, P.A. www.rrbb.com

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • Phone 908-231-1000 • Fax 908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • Phone 973-763-6363 • Fax 973-763-4430

Exhibit 16.1

October 21, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Mama's Creations, Inc. dated October 21, 2024 and are in agreement with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

Rosenberg Rich Baker Berman, P.A.

ROSENBERG RICH BAKER BERMAN, P.A.